Exhibit 10.3

January 28, 2015

Mr. Martin Jetter

This letter confirms our offer of IBM employment to you as Senior Vice President
IBM Global Technology Services reporting to Ginni Rometty, Chairman, President and CEO.

The elements of your employment offer are:

Total Target Cash:

Effective on your first day of IBM US employment, your total target annualized compensation will be $1,469,000.  It will be comprised of $625,000 annual base salary and $844,000 target incentive, plus the opportunity to participate in the IBM US benefits. You will receive a paycheck on a semi-monthly basis, on or around the 15th and 31st of each month.

The incentive payout amount will be determined based on IBM’s business performance and the attainment of your individual annual business objectives.  You must be an active employee on December 31, 2015 in order to be eligible for a payout.

Benefits:

During your IBM US employment, you will be eligible to participate in the various benefit plans which IBM US generally makes available to its regular employees, including medical and dental coverage, accident, disability and life insurance, as well as the IBM 401(k) Plus Plan. Specific to the IBM 401(k) Plus Plan, this plan offers a 100% Company match, up to 5% of pay, plus a 1% automatic contribution. In addition, if you meet certain eligibility requirements during the annual enrollment period held each fall, you may also be eligible to participate in the IBM Excess 401(k) Plus Plan that provides the same benefits as the 401(k) Plus Plan on pay in excess of the IRS limits.  Additional details on these programs will be provided separately.

Special Payment:

Upon your Separation from Service (as defined in the IBM Excess 401(k) Plus Plan), you will be eligible for a one-time special payment (“Special Payment”) equal to the difference between (i) the amount of the benefit you would have accumulated, but have not yet earned under the IBM Vorsorgeplan (IVP) had you remained an employee of IBM Germany, and (ii) the maximum amount of IBM matching and automatic contributions you are eligible to receive under the IBM 401(k) Plus Plan and the IBM Excess 401(k) Plus Plan (US Plans) regardless of whether you participate, each amount in clauses (i) and (ii) shall be measured from February 1, 2015, your IBM US date of hire, through the

January 28, 2015

Mr. Martin Jetter

date of your Separation from Service from IBM.  The Special Payment shall be calculated in accordance with the terms and conditions of the IVP and the US Plans respectively, as such plans may be amended from time to time.  The Special Payment shall be made in a lump sum payment in the February following the year in which your Separation from Service occurs.  If on the date of your Separation from Service you are a Key Employee (“409A Key Employee” as defined in the IBM Excess 401(k) Plus Plan), the payment date for the Special Payment shall be the later of (a) the first business day that is six months after the date of your Separation from Service, or (b) the otherwise applicable payment date noted above.

If your employment terminates due to death, the Special Payment shall be paid to your estate within 90 days from your death in a lump sum payment (even if you are a 409A Key Employee).  If you Separate from Service as a result of disability (determined in accordance with the IBM Long-Term Disability Plan), the Special Payment shall be paid within 90 days from your separation in a lump sum payment.

The Special Payment is subject to applicable tax withholdings, and will not be considered compensation for purposes of any IBM employee benefit plan or program.

Additional Information:

As is customary at IBM, this offer is contingent upon the following:

•                  Compliance with the U.S. immigration law.  The law requires you to complete the U.S. Government Employment Eligibility Verification form (I-9) and to provide on your first day of employment documents that verify your identity and employment eligibility.  By accepting this offer, you will be required to comply with this law.

•                  Maintaining employment authorization from the United States Immigration Service.  As we have done in the past, IBM will continue to assist you, if required, in maintaining this authorization and will sponsor your application for permanent residency.

•                 As you know, IBM employees are required to comply with IBM’s Business Conduct Guidelines.  As an IBM US employee, need to read these documents, and will be required to acknowledge receipt and compliance with the Business Conduct Guidelines.

•                  For your awareness, the terms of this offer letter do not create a contract of employment and do not entitle you to employment for any specific period of time.  Rather, your employment at IBM is at-will, which means that either party may terminate your employment at any time, for any reason, and without prior notice.

January 28, 2015

Mr. Martin Jetter

Please note that on your first day of IBM US employment you will be required to sign IBM’s form regarding confidential information and intellectual property. If you would like to review or discuss this document in advance, please feel free to contact me.

Response requested on or before January 29, 2015.

Accepted:	/s/ Martin Jetter

Date:	January 29, 2015

Start Date:	February 1, 2015